Exhibit 99.2

MSCI Names Three New Independent Directors

New York – January 30, 2015 – MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, including indexes and portfolio risk and performance analytics products, today announced that it has agreed to appoint three new independent directors, Wayne Edmunds, D. Robert Hale, and Wendy E. Lane to the company’s Board of Directors, effective March 10, 2015.   With these additions, MSCI’s Board will increase from nine to twelve directors, eleven of whom are independent.  The three new directors will be included with the company’s nominees for election at its 2015 Annual Meeting of Shareholders.  ValueAct Capital has agreed to vote for the company’s entire slate of director nominees at MSCI’s upcoming annual meeting.

Henry Fernandez, MSCI’s Chairman and Chief Executive Officer, stated: “We welcome Wayne, Rob, and Wendy to the Board and look forward to working with them to achieve our goals of even higher revenue growth rates and expanded profit margins.  Our new directors bring additional experience, independence and fresh perspectives, which we expect will help MSCI to continue to deliver superior shareholder returns in the years ahead.”

Rodolphe M. Vallee, lead independent director of MSCI’s Board said, “MSCI plays a central role in meeting investor demand for high quality, methodologically sound investment tools that enable them to better manage their investment portfolios across all asset classes. The MSCI Board is committed to ensuring that its members’ experience enhances the Board’s collaborative approach to aligning MSCI’s strategy with client needs and the best interests of our shareholders.  We believe that these new directors’ familiarity with operational issues and the financial services industry will make them excellent additions to our Board, and that they will help guide MSCI as it pursues profitable growth opportunities and enhances shareholder value.”

Robert Hale, a ValueAct Capital partner, stated, “MSCI is an industry leader with products that are well aligned with the changing demands of global investors.  I am excited to work with Wayne, Wendy and the rest of the Board and management to help the company position itself for long-term success and shareholder value creation.”

As described in more detail in MSCI’s Current Report on Form 8-K filed today with the SEC, MSCI entered into a Cooperation Agreement with ValueAct Capital and Mr. Hale that provides for the appointment of the three directors to the MSCI Board and includes certain restrictions on ValueAct Capital’s ability to purchase additional MSCI shares and take other actions.

Director Biographies:
Wayne Edmunds
Mr. Edmunds was the Chief Executive Officer of Invensys plc at Invensys Systems, Inc. from 2011 to 2014.  Previously, Mr. Edmunds was Chief Financial Officer of Invensys plc, having joined the business in 2008 as CFO of Invensys Process Systems.  Prior to joining Invensys, Mr. Edmunds was CFO of Reuters America, Inc., and held other senior financial roles in the technology sector, including 17 years at Lucent Technologies, Inc.  Mr. Edmunds is currently a non-executive director of Ashtead Group PLC, serving as Chairman of the Board’s Audit

Committee, and of BBA Aviation PLC. Mr. Edmunds holds a degree in Accounting from Rutgers University and an MBA in Finance from Pace University.

D. Robert Hale
Mr. Hale is a Partner of ValueAct Capital, an investment fund with over $16 billion of assets under management.  Prior to joining ValueAct Capital in January 2011, Mr. Hale was a Principal with The Parthenon Group, working in both the Boston and Mumbai offices of Parthenon’s strategic consulting practice, as well as in an investment role at Parthenon’s long-short public equity vehicle, Strategic Value Capital.  He has an A.B. from Dartmouth College.

Wendy E. Lane
Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992.  Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm. Ms. Lane is currently a director of Willis Group Holdings, serving as Chairman of the company’s Compensation Committee, and of UPM-Kymmene Corporation. She is also a director of the Al-Dabbagh Group, and was previously a director of Laboratory Corporation of America. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

-Ends-

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indexes, portfolio risk and performance analytics, and ESG data and research.

The company’s flagship product offerings are: the MSCI indexes with over USD 9.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indexes and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world.

1 As of June 30, 2014, as reported on September 30 2014 by eVestment, Morningstar and Bloomberg

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission ("SEC") on February 28, 2014, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI's operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

For further information on MSCI, please visit our web site at www.msci.com

Contact:

MSCI Investors:
Stephen Davidson, MSCI, New York	+1.212.981.1090

Media Enquiries:
Kristin Meza, MSCI, New York	+ 1.212.804.5330

Sard Verbinnen & Co
Hugh Burns/Nathaniel Garnick	+1.212.687.8080
Michael Henson	+44 (0) 20 3178 8914